Exhibit (k)(2)

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of                                     , 2011 by and between BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (“BNY MELLON”), and BLACKROCK RESOURCES & COMMODITIES STRATEGY TRUST, a Delaware statutory trust (the “Fund”).  All capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

A.                                   The Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.                                     The Fund wishes to retain BNY Mellon to provide administration and accounting services to the Fund and BNY Mellon wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.                                      Appointment.  The Fund hereby appoints BNY Mellon to provide administration and accounting services in accordance with the terms set forth in this Agreement.  BNY Mellon accepts such appointment and agrees to furnish such services. BNY Mellon shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by BNY Mellon and the Fund in a written amendment hereto. BNY Mellon shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2.                                      Compliance with Laws.  In performing its duties as described herein, BNY Mellon will (i) act in a manner not inconsistent with the Fund’s most recent Prospectus and Statement of Additional Information and all amendments and supplements thereto (as presently in effect and as from time to time amended and supplemented) and resolutions of the Fund’s Board of Trustees of which BNY Mellon is informed by the Fund and (ii) comply with all applicable requirements of the Securities Laws and of any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by BNY Mellon hereunder.  Except as specifically set forth herein, BNY Mellon assumes no responsibility for compliance by the Fund or any other entity.

3.                                      Instructions.

(a)                                  Unless otherwise provided in this Agreement, BNY Mellon shall act only upon Oral Instructions or Written Instructions.

(b)                                 BNY Mellon shall be entitled to rely upon any Oral Instruction or Written

Instruction it receives from an Authorized Person (or from a person reasonably believed by BNY Mellon to be an Authorized Person) pursuant to this Agreement.  BNY Mellon may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or Trustees or of the Fund’s shareholders, unless and until BNY Mellon receives Written Instructions to the contrary.

(c)                                  The Fund agrees to forward to BNY Mellon Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNY Mellon or its affiliates) so that BNY Mellon receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by BNY Mellon or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or BNY Mellon’s ability to rely upon such Oral Instructions.

4.                                      Right to Receive Advice.

(a)                                  Advice of the Fund.  If BNY Mellon is in doubt as to any action it should or should not take, BNY Mellon may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)                                 Advice of Counsel.  If BNY Mellon shall be in doubt as to any question of law pertaining to any action it should or should not take, BNY Mellon may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or BNY Mellon, at the option of BNY Mellon).

(c)                                  Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions BNY Mellon receives from the Fund and the advice BNY Mellon receives from counsel, BNY Mellon may rely upon and follow the advice of counsel; provided that BNY Mellon shall promptly notify the Fund in writing of its decision.

(d)                                 No Obligation to Seek Advice.  Nothing in this section shall be construed so as to impose an obligation upon BNY Mellon (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

5.                                      Records; Visits.

(a)                                  The books and records pertaining to the Fund which are in the possession or under the control of BNY Mellon shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund or to an Authorized Person, at the Fund’s expense.

(b)                                 BNY Mellon shall keep the following records:

(i)            all books and records with respect to the Fund’s books of account;

(ii)           records of the Fund’s securities transactions; and

(iii)          all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

6.                                      Confidentiality.   Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about portfolio composition, product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNY Mellon, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) it is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is necessary or desirable for BNY Mellon to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 6 shall survive termination of this Agreement for a period of three (3) years after such termination.

7.                                      Liaison with Accountants.  BNY Mellon shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund.  BNY Mellon shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

8.                                      BNY Mellon System.  BNY Mellon shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BNY Mellon in connection with the services provided by BNY Mellon to the Fund.

9.                                      Disaster Recovery.  BNY Mellon shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, BNY Mellon shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon’s own willful misfeasance, bad faith or negligence with respect to its duties under this Agreement.

10.                               Compensation.

(a)                                  As compensation for services rendered by BNY Mellon during the term of this Agreement, the Fund will pay to BNY Mellon a fee or fees as may be agreed to in writing by the Fund and BNY Mellon.

(b)                                 The undersigned hereby represents and warrants to BNY Mellon that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNY Mellon or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by BNY Mellon to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Directors or Trustees of the Fund and that, if required by applicable law, such Board of Directors or Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

11.                               Standard of Care/Limitation of Liability.

(a)                                  BNY Mellon shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.  Subject to the terms of this Section 11, BNY Mellon shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by BNY Mellon’s breach of this Agreement or its own willful misfeasance, bad faith, or negligence with respect to its duties under this Agreement (“Standard of Care”).

(b)                                 BNY Mellon shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party;

failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(c)                                  BNY Mellon shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which BNY Mellon reasonably believes to be genuine.  BNY Mellon shall not be liable for any damages that are caused by actions or omissions taken by BNY Mellon in accordance with Written Instructions or advice of counsel.  BNY Mellon shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(d)                                 Neither BNY Mellon nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by BNY Mellon or its affiliates.

(e)                                  Each party shall have a duty to mitigate damages for which the other party may become responsible.

(f)                                    This Section 11 shall survive termination of this Agreement.

12.                               Indemnification.

(a)                                  Absent BNY Mellon’s failure to meet its Standard of Care (defined in Section 11(a) above) or BNY Mellon’s breach of this Agreement, the Fund agrees to indemnify, defend and hold harmless BNY Mellon and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by BNY Mellon in connection with the provision of services to the Fund.

(b)                                 BNY Mellon agrees to indemnify, defend and hold harmless the Fund and its affiliates, including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorney’s fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly out of BNY Mellon’s breach of this Agreement or of its Standard of Care (defined in Section 11(a) above) in the performance of its duties under this Agreement.

(c)                                  This Section 12 shall survive termination of this Agreement.

13.                               Description of Accounting Services on a Continuous Basis.  BNY Mellon will perform the following accounting services with respect to the Fund:

(i)            Journalize investment, capital  share and income and expense activities;

(ii)           Verify investment buy/sell trade tickets when received from the investment adviser for the Fund (the “Adviser”) and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)          Maintain individual ledgers for investment securities;

(iv)                            Maintain historical tax lots for each security;

(v)                               Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)                            Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(vii)                         Calculate various contractual expenses (e.g., advisory and custody fees);

(viii)                      Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(ix)                              Control all disbursements and authorize such disbursements upon Written Instructions;

(x)                                 Calculate capital gains and losses;

(xi)                              Determine net income;

(xii)                           Obtain security market quotes and currency exchange rates from independent pricing sources approved by the Adviser, of if such quotes or rates are unavailable, then obtain the same from the Adviser, and in either case calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations; and

(xii)                           Compute net asset value.

14.                               Description of Administration Services on a Continuous Basis.  BNY Mellon will perform the following administration services with respect to the Fund:

(i)                                   Prepare quarterly broker security transactions summaries;

(ii)                                Prepare monthly security transaction listings;

(iii)                             Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(iv)                            Prepare and file the Fund’s Semi-Annual Reports with the SEC on Form N-SAR;

(v)                               Calculation of GAAP Income and per share amounts required for distributions;

(vi)                            Prepare and file with the SEC the Fund’s annual, semi-annual, and quarterly shareholder reports;

(vii)                         Assist in the preparation of registration statements and other filings relating to the registration of Shares;

(viii)                      Monitor the Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended; and

(ix)                              Coordinate contractual relationships and communications between the Fund and its contractual service providers.

All documents filed with the SEC are subject to the review and approval of Fund counsel.

15.                               Duration and Termination.

This Agreement shall continue in effect as between BNY Mellon and the Fund for a term of three years commencing as of the date hereof, and at the end of such three-year period shall automatically continue as between the Fund and BNY Mellon for successive one-year terms, provided, that the Fund’s Board of Trustees (“Board”) shall review this Agreement from time to time and at least annually in reference to the terms and conditions specifically set forth below in clause (i)(A)-(C) of this Section 15.  Notwithstanding the above, this Agreement may be terminated as between the Fund and BNY Mellon:

(i)                                     during the first three years, without the payment of any penalty for such termination:

(A)                              by the Fund, on ninety (90) days prior written notice to BNY Mellon, as may be required by and consistent with the Board’s fiduciary obligations under the 1940 Act in connection with any annual review; however, in connection with such review of this Agreement by the Board, the Board acknowledges the fees to be received by BNY Mellon are fair and reasonable for a three-year term; or

(B)                                by the Fund, on sixty (60) days prior written notice to BNY Mellon, if BNY Mellon is in material breach of this Agreement and BNY Mellon has not remedied such breach within such sixty (60) day period; or

(C)                                by the Fund, on sixty (60) days prior written notice to BNY Mellon, if BNY Mellon:

(1)           enters into a transaction that would result in a change of control of greater than 50% of the beneficial ownership of the shares of beneficial interest of BNY Mellon, other than any such change of control where the Board determines the successor entity has similar financial standing and ability to provide services hereunder as BNY Mellon; or

(2)           files a petition for bankruptcy, or another comparable filing by BNY Mellon has occurred; or

(3)           has a materially impaired financial condition; or

(4)           has a significant regulatory problem or is the subject of a significant regulatory investigation; and

in the case of subsections (1) through (4) above, the Board determines in the exercise of its fiduciary obligations under the 1940 Act that such event materially impairs BNY Mellon’s ability to perform its duties under this Agreement; or

(D)                               by BNY Mellon, on one hundred fifty (150) days prior written notice to the Fund, if the Fund is in material breach of the Agreement; and

(ii)                                  at any time after the first three years, without the payment of any penalty, on ninety (90) days prior written notice by the Fund to BNY Mellon or on one hundred fifty (150) days prior written notice by BNY Mellon to the Fund.

In the event of termination of this Agreement as between the Fund and BNY Mellon by the Fund pursuant to subsections (i)(A) or (ii) of this Section 15, or by BNY Mellon after a material breach of this Agreement by the Fund, all expenses (which shall not be deemed a penalty) associated with the movement (or duplication) of records and materials, deconversion or conversion to a successor administrator or other service provider incurred by BNY Mellon, will be borne by the Fund.

During the first three years commencing as of the date hereof, BlackRock Advisors, LLC will not recommend termination of this Agreement as between the Fund and BNY Mellon, provided such action or inaction by BlackRock Advisors, LLC  is not contrary to its fiduciary obligations to the Fund.

16.                               Notices. Notices shall be addressed (a) if to BNY Mellon, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as BNY Mellon may inform the Fund in writing); (b) if to the Fund, at 100 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Neal Andrews, Chief Financial Officer (or such other address as the Fund may inform BNY Mellon in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.                               Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.                               Assignment.  BNY Mellon may assign this Agreement and/or its rights hereunder to any affiliate of BNY Mellon, provided that BNY Mellon gives the Fund thirty (30) days prior written notice of such assignment.

19.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.                               Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.                               Miscellaneous.

(a)                                  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of BNY Mellon hereunder without the prior written approval of BNY Mellon, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

(b)                                 Except as expressly provided in this Agreement, BNY Mellon hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  BNY Mellon disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)                                  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of BNY Mellon are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and BNY Mellon.

(d)                                 The Fund will provide such information and documentation as BNY Mellon may reasonably request in connection with services provided by BNY Mellon to the Fund.

(e)                                  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)                                    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(g)                                 The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)                                 To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003.  Certain of BNY Mellon’s affiliates are financial institutions, and BNY Mellon may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNY Mellon may also ask (and may have already asked) for additional identifying information, and BNY Mellon may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	Jay Nusblatt

Title:	Managing Director

BLACKROCK RESOURCES & COMMODITIES STRATEGY TRUST

By:

Title:

APPENDIX A

Definitions.

As used in this Agreement:

(a)                              “1933 Act” means the Securities Act of 1933, as amended.

(b)                               “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)                               “Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)                                 “Oral Instructions” mean oral instructions received by BNY Mellon from an Authorized Person or from a person reasonably believed by BNY Mellon to be an Authorized Person.  BNY Mellon may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)                                  “SEC” means the Securities and Exchange Commission.

(f)                                    “Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)                                 “Shares” means the shares of beneficial interest of any series or class of the Fund.

(h)                                 “Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by BNY Mellon to be an Authorized Person) and received by BNY Mellon or (ii) trade instructions transmitted (and received by BNY Mellon) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.